As filed with the Securities and Exchange Commission on September 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPG Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2063362
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

(817) 871-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradford Berenson, Esq.

TPG Inc.

General Counsel

345 California Street, Suite 3300

San Francisco, CA 94104

Telephone: (415) 743-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael B. Hickey, Esq.

Michael Stein, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

TPG Inc.

53,004,985 Shares of Class A Common Stock

We may issue from time to time up to 53,004,985 shares of our Class A common stock, par value $0.001 per share (“Class A common stock”), to holders of Common Units of TPG Operating Group upon exchange of up to an equal number of Common Units, as described under “Exchange of Common Units” on page 9 of this prospectus.

“TPG Operating Group” refers to TPG Operating Group II, L.P., a Delaware limited partnership, and, along with its operating subsidiaries, is the entity through which TPG Inc. (the “Company”) conducts its business. “Common Unit” refers to a common unit in TPG Operating Group. The Common Units that may be exchanged for shares of our Class A common stock covered by this prospectus were issued in connection with our Acquisition of TPG Angelo Gordon (each as defined herein) and were not permitted to be exchanged prior to the filing of the registration statement of which this prospectus forms a part.

We are registering the issuance of shares of our Class A common stock to permit the TPG Angelo Gordon Parties (as defined herein) holding Common Units who exchange their Common Units to sell without restriction in the open market (or otherwise) any shares of our Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not alter the vesting requirements or substantial transfer restrictions applicable to the Common Units or indirect beneficial interests in Common Units.

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock upon an exchange of Common Units; although we will indirectly acquire the Common Units exchanged for shares of our Class A common stock that we issue to an exchanging holder, which will increase our percentage ownership in TPG Operating Group.

Our Class A common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “TPG.” On September 12, 2024, the last sale price of our Class A common stock as reported on NASDAQ was $53.95 per share.

Investing in our Class A common stock involves risk. See “Risk Factors” on page 7 of this prospectus and any similar section contained in the documents incorporated by reference therein to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under the automatic shelf registration process, we may offer from time to time up to an aggregate of 53,004,985 shares of our Class A common stock.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read this prospectus together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference” before making an investment decision. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part.

In considering the performance information included in or incorporated by reference in this prospectus relating to our funds, prospective stockholders of our Class A common stock should bear in mind that the performance of our funds is not indicative of the possible performance of our shares of Class A common stock and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results.

In addition, an investment in our Class A common stock is not an investment in any of the TPG funds, and the assets and revenues of our funds are not directly available to us. This prospectus relates solely to our Class A common stock.

You should rely only on the information contained in this prospectus, and any accompanying prospectus supplement, including the information incorporated by reference herein and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations.

The distribution of this prospectus and the offering and sale of our Class A common stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any shares of our Class A common stock in any jurisdiction in which such offer or solicitation would be unlawful.

TERMS USED IN THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires, references to:

•

“Acquisition” refers to our acquisition of TPG Angelo Gordon pursuant to that certain Transaction Agreement pursuant to which TPG Operating Group acquired all of the outstanding limited partnership interests and limited liability company interests, as applicable, in TPG Angelo Gordon.

•	“Class A common stock” refers to shares of our Class A common stock, par value $0.001 per share, which entitles the holder to one vote per share.

•	“Class B common stock” refers to our Class B common stock, par value $0.001 per share, which entitles the holders to ten votes per share until the Sunset but carries no economic rights.

•	“common stock” refers, collectively, to our Class A common stock, nonvoting Class A common stock and Class B common stock.

•	“Common Unit” refers to a common unit in TPG Operating Group.

•	“Control Group” refers to the members of GP LLC.

•	“DGCL” refers to the Delaware General Corporation Law.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•

“Exchange Agreement” refers to the amended and restated exchange agreement, dated as of November 1, 2023, by and among TPG, TPG OpCo, TPG Operating Group, certain TPG Angelo Gordon Parties and each of the other persons party thereto.

•	“Founders” refers to David Bonderman and James G. (“Jim”) Coulter.

•	“GP LLC” refers to TPG GP A, LLC, the owner of the general partner of TPG Group Holdings.

•	“GP LLC LLCA” refers to the amended and restated limited liability company operating agreement of GP LLC, dated as of November 1, 2023.

•	“Investor Rights Agreement” refers to that certain amended and restated investor rights agreement, dated as of November 1, 2023, by and among TPG, GP LLC and each of the other persons party thereto.

•	“IPO” refers to TPG’s initial public offering of its Class A common stock that was completed on January 18, 2022.

•	“NASDAQ” refers to the NASDAQ Global Select Market.

•

“nonvoting Class A common stock” refers to our nonvoting Class A common stock, which has no voting rights and is convertible into shares of Class A common stock upon transfer to a third party as and when permitted by the Investor Rights Agreement.

•	“Preferred Stock” refers to our preferred stock, par value $0.001 per share.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Sunset” refers to the event that will occur on the date that a majority of the independent directors are elected at the first annual meeting of stockholders (or pursuant to a consent of stockholders in lieu thereof) after the earlier of (i) the earliest date specified in a notice delivered to the Company by GP LLC and its members pursuant to that certain GP LLC limited liability company agreement promptly following the earliest of: (a) the date that is three months after the date that neither Founder continues to be a member of GP LLC, (b) a vote of GP LLC to trigger the Sunset and (c) upon 60 days’ advance notice, the date determined by either Founder who is then a member of the Control Group to trigger the

Sunset, if, following a period of at least 60 days, the requisite parties are unable to agree on the renewal of Mr. Jon Winkelried’s employment agreement or the selection of a new CEO in the event that Mr. Winkelried ceases to serve as our CEO, and (ii) the first day of the quarter immediately following the fifth anniversary of the IPO.

•	“TPG,” “the Company,” “we,” “our” and “us,” or like terms, refer to TPG Inc. and its consolidated subsidiaries taken as a whole.

•	“TPG Angelo Gordon” refers, collectively, to Angelo, Gordon & Co., L.P. and AG Funds L.P., each a Delaware limited partnership.

•

“TPG Angelo Gordon Parties” refers, collectively, to Alabama Investments (Parallel), LP, Alabama Investments (Parallel) Founder A, LP and Alabama Investments (Parallel) Founder G, LP, each a Delaware limited partnership and a TPG Partner Vehicle, and each of their respective partners.

•

“TPG Group Holdings” refers to TPG Group Holdings (SBS), L.P., a Delaware limited partnership that is considered our predecessor for accounting purposes and is a TPG Partner Vehicle and direct owner of certain Common Units and Class B common stock.

•	“TPG OpCo” refers to TPG OpCo Holdings, L.P., a Delaware limited partnership.

•	“TPG Operating Group” refers to TPG Operating Group II, L.P., a Delaware limited partnership.

•

“TPG Operating Group Limited Partnership Agreement” refers to the seventh amended and restated limited partnership agreement of TPG Operating Group, dated as of November 1, 2023, by and among TPG Holdings II-A, LLC and the limited partners of TPG Operating Group.

•

“TPG Partner Holdings” refers to TPG Partner Holdings, L.P., a Delaware limited partnership, which is a TPG Partner Vehicle that indirectly owns substantially all of the economic interests of TPG Group Holdings, a TPG Partner Vehicle.

•

“TPG Partner Vehicles” refers to, collectively, the vehicles through which the Founders and current and former TPG partners (including such persons’ related entities and estate planning vehicles) hold their equity in TPG Operating Group, including TPG Group Holdings, TPG Partner Holdings, Alabama Investments (Parallel), LP, Alabama Investments (Parallel) Founder A, LP and Alabama Investments (Parallel) Founder G, LP.

•

“Transaction Agreement” refers to that certain transaction agreement dated as of May 14, 2023, by and among TPG, TPG Operating Group, GP LLC, TPG Angelo Gordon and certain of its affiliated entities, as amended on October 3, 2023, October 31, 2023 and March 13, 2024.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access our reports, proxy statements and other information regarding us.

We are incorporating by reference into this prospectus certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus. This prospectus incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024 (our “Annual Report”);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2024 (but only to the extent incorporated by reference in Part III of our Annual Report);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 8, 2024 and August 6, 2024 (our “Quarterly Reports”);

•	our Current Reports on Form 8-K, filed with the SEC on November 2, 2023, February 26, 2024, February 29, 2024, March 4, 2024, March 5, 2024 and June 6, 2024; and

•	the description of our securities contained in Exhibit 4.1 to our Annual Report, and any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Investor Relations Department

Telephone: 817-871-4044

investorrelations@tpg.com

We maintain an internet site at https://www.tpg.com. Our SEC filings are also available free of charge at our website. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus or in our other documents that are incorporated by reference herein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, estimated operational metrics, business strategy and plans and objectives of management for future operations, including, among other things, statements regarding the expected growth, future capital expenditures, fund performance, dividends and dividend policy and debt service obligations.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to recognize the anticipated benefits of the Acquisition; unexpected costs related to the integration of the TPG Angelo Gordon business and operations; our ability to manage growth and execute our business plan; and regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, those described in our Annual Report, as such factors may be updated from time to time in our Quarterly Reports.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE COMPANY

TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $229 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate and market solutions, and our unique strategy is driven by collaboration, innovation and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams and communities.

TPG Inc. is a Delaware corporation. Our shares of Class A common stock are listed on NASDAQ under the symbol “TPG.” Our principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and our telephone number is (817) 871-4000. Our corporate website address is www.tpg.com. Our website and the information contained on, or that can be accessed through, this website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your investment decision.

RISK FACTORS

The exchange of your Common Units for our Class A common stock involves risks. You should carefully consider the risk factors described in our Annual Report and Quarterly Reports, as such risks may be updated from time to time in our periodic filings with the SEC. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock upon exchange of the Common Units pursuant to this prospectus, although we will indirectly acquire the Common Units exchanged for shares of our Class A common stock that we may issue to an exchanging holder.

EXCHANGE OF COMMON UNITS

In connection with the Acquisition, we, certain of our wholly-owned subsidiaries, TPG Operating Group and the TPG Angelo Gordon Parties entered into the Exchange Agreement under which the TPG Angelo Gordon Parties holding Common Units have the right to have their Common Units redeemed by TPG Operating Group once each quarter (or, subject to certain limitations, otherwise from time to time) in exchange for cash from a substantially concurrent primary equity offering (based on the closing price per share of our Class A common stock on the day before the pricing of such primary equity offering (taking into account customary brokerage commissions or underwriting discounts actually incurred)) or, at our applicable affiliate’s election, for shares of our Class A common stock on a one-for-one basis (or, in certain cases, for shares of our nonvoting Class A common stock). Additionally, in the event of a redemption request by a holder of Common Units, we (or our subsidiary, TPG OpCo) may, at our election, effect a direct exchange of cash from a substantially concurrent primary equity offering (based on the price described above), shares of our Class A common stock or shares of our nonvoting Class A common stock for Common Units in lieu of such a redemption. In connection with any such election in which we cause our subsidiary, TPG OpCo, to deliver shares of our Class A common stock, we are registering the issuance of such shares to exchanging holders of Common Units pursuant to this prospectus.

The Common Units are not permitted to be exchanged prior to the filing of the registration statement of which this prospectus forms a part. We are registering the issuance of shares of our Class A common stock to permit the TPG Angelo Gordon Parties holding Common Units who exchange their Common Units to sell without restriction in the open market (or otherwise) any shares of our Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not alter the vesting requirements or substantial transfer restrictions applicable to the Common Units or indirect beneficial interests in Common Units. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that TPG Operating Group is not treated as a “publicly traded partnership” for U.S. federal income tax purposes or violate laws or regulations (including those applicable to trading while in possession, or deemed to be in possession, of material, non-public information). In addition, GP LLC may block exchanges by TPG Angelo Gordon Parties, including any exchanges of interests in a TPG Partner Vehicle for shares of our Class A common stock, in certain limited circumstances prior to the Sunset.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. See “Description of the Registrant’s Securities” contained in Exhibit 4.1 to our Annual Report for a summary of important terms of our capital stock as in effect as of the date of this registration statement. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Restated Certificate of Incorporation and our Certificate of Amendment of Restated Certificate of Incorporation (collectively, our “certificate of incorporation”) and our bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to our Current Report on Form 8-K, filed November 13, 2023, our Current Report on Form 8-K filed on June 6, 2024 and our Current Report on Form 8-K filed on June 12, 2023, respectively, and (ii) certain applicable provisions of Delaware law. For more information on how you can obtain our certificate of incorporation and bylaws, see “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Our authorized capital stock consists of 2,240,000,000 shares of Class A common stock, 100,000,000 shares of nonvoting Class A common stock, 750,000,000 shares of Class B common stock and 25,000,000 shares of Preferred Stock.

Common Stock

Class A Common Stock

Voting. Subject to any proportionate adjustment of voting power of the Class A common stock related to the Class A Free Float (as defined below), generally holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have the ability to cumulate votes for the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The “Class A Free Float” includes shares of Class A common stock issued and outstanding as adjusted to include only those shares that the Company determines are free float, consistent with the index policy, methodology or guidance, whether written or oral, of the FTSE Russell and any related or successor entities.

Dividends. Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Executive Committee or our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class A common stock and nonvoting Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of our Class B common stock as described below.

No Preemptive Rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Issuance of Additional Class A Common Stock. We may issue additional shares of Class A common stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law. We are obligated to issue shares of Class A common stock or nonvoting Class A common stock (subject to the transfer and exchange restrictions set forth in the TPG Operating Group Limited Partnership Agreement and the Investor Rights Agreement) to holders who, upon our applicable affiliate’s election, exchange their Common Units for shares of our Class A common stock on a one-for-one basis (unless we do not elect, in which case, such exchange will be satisfied for cash from a substantially concurrent primary equity offering). Additionally, in the event of a redemption request by a holder of the Common Units, we (or our subsidiary) may, at our election, effect a direct exchange of cash from a substantially concurrent primary equity offering (based on the closing price per share of the Class A common stock on the day before the pricing of such primary equity offering (taking into account customary brokerage commissions or underwriting discounts actually incurred)), Class A common stock or nonvoting Class A common stock for Common Units in lieu of such a redemption. When a Common Unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will be automatically cancelled for no additional consideration.

Nonvoting Class A Common Stock

Voting. Holders of shares of nonvoting Class A common stock have no voting rights in respect of such shares other than those voting rights required by law. Nonvoting Class A common stock has the same rights and privileges as, and ranks equally and share ratably with, and is identical in all respects to the Class A common stock, except with respect to voting.

Dividends. Holders of our nonvoting Class A common stock are entitled to receive dividends when and if declared by our Executive Committee or our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class A common stock and nonvoting Class A common stock will be entitled to receive pro rata our remaining assets available for distribution, subject to the limited rights of the Class B common stock as described below.

No Preemptive Rights. Holders of our nonvoting Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Issuance of Additional Nonvoting Class A Common Stock. We may issue additional shares of nonvoting Class A common stock from time to time, subject to applicable provisions of our certificate of incorporation, bylaws and Delaware law.

Conversion. The nonvoting Class A common stock will not be convertible to Class A common stock until such time as they are transferred to a third party as and when permitted by the Investor Rights Agreement.

Class B Common Stock

Voting. Holders of our Class B common stock are generally entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders prior to the Sunset; provided that, prior to the Sunset, in the event that the voting power of the Class A Free Float does not equal at least 5.1% of the aggregate voting power of all outstanding Class A common stock and Class B common stock voting together as of any record date for a vote of stockholders, the voting power of the Class B common stock will be reduced proportionately until the voting power of the Class A Free Float is at least 5.1% of the total number of votes entitled to be cast by the holders of all shares of capital stock entitled to vote.

Holders of our voting Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividends. Holders of the Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.

Dissolution and Liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of our Class B common stock shall be entitled to $0.001 per share. In connection with an exchange of a Common Unit for Class A common stock, the corresponding share of our Class B common stock will be automatically cancelled for no additional consideration.

No Preemptive Rights. Holders of our Class B common stock do not have preemptive, subscription or conversion rights. The Class B common stock is subject to redemption upon an exchange of a Common Unit for a share of Class A common stock.

Issuance of Additional Class B Common Stock.

Pursuant to our certificate of incorporation, we will issue a number of shares of Class B common stock equal to the aggregate number of Common Units issued by TPG Operating Group to such holder of Common Units, for no additional consideration.

If any outstanding share of Class B common stock shall cease to be held by a holder of a Common Unit, such share shall automatically be transferred to us, shall no longer be outstanding, and all rights with respect to such share shall automatically cease and terminate.

Additional shares of Class B common stock may also be issued in connection with a stock split, stock dividend, reclassification or similar transaction.

Coordination with TPG Operating Group

At any time we issue a share of Class A common stock for cash, (i) the net proceeds received by us will be promptly transferred to TPG Operating Group, and TPG Operating Group will issue to us a Common Unit, or (ii) we will acquire a Common Unit from an existing holder. If at any time we issue a share of Class A common stock pursuant to our equity plan or otherwise, we will contribute to TPG Operating Group all of the proceeds that we receive (if any), and TPG Operating Group will issue to us an equal number of its Common Units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If at any time we issue a share of our Class A common stock upon an exchange of a Common Unit, we will retain such Common Unit. In the event that we issue other classes or series of our equity securities, TPG Operating Group will issue to us an equal amount of equity securities of TPG Operating Group with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of our Class A common stock (or our equity securities of other classes or series) for cash, TPG Operating Group will, immediately prior to such retirement, redeem an equal number of Common Units (or its equity securities of the corresponding classes or series) held by us, upon the same terms and for the same price, as the shares of Class A common stock (or our equity securities of such other classes or series) are retired. In addition, Common Units, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions. Lastly, holders of Common Units will be subject to certain restrictions on transfer as set forth in the Investor Rights Agreement and the TPG Operating Group Limited Partnership Agreement.

Preferred Stock

Our board of directors has the authority to issue Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, any sinking fund for the redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders, subject to the consent of our Founders.

The authority of our board of directors to issue Preferred Stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or Preferred Stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

These provisions are primarily designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit certain of our stockholders.

These provisions include:

Super Voting Stock. The Class A common stock and Class B common stock will vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, prior to the Sunset, the Class B common stock are entitled to ten votes per share and the Class A common stock generally are entitled to one vote per share. Consequently, the holders of our Class B common stock will generally control matters brought to stockholders for a vote, including the election of directors.

Board Structure. Our certificate of incorporation and bylaws provide for one class of directors each of whom will serve for one-year terms with annual elections, subject to the terms specified in the GP LLC LLCA. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of one year and shall serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal, subject to the terms of the GP LLC LLCA, which provides that (i) each of our Founders and Mr. Winkelried will be re-elected by the Control Group at each annual meeting of stockholders until the Sunset, (ii) each of our management directors will be elected by the Control Group for at least two consecutive terms and (iii) each of our independent directors will be re-elected by the Control Group at each annual meeting of stockholders (unless removed by a majority of the Control Group for cause) until the expansion of the Control Group to five members, at which point the independent directors will be eligible for re-election by a majority of the members of the Control Group until the Sunset. Prior to the Sunset, vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, if any, shall be filled by the Control Group. Prior to the Sunset, the Control Group has the sole ability to elect the members of our board of directors.

Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that prior to the Sunset, stockholders may act by written consent instead of a meeting for any action required or permitted to be taken by the stockholders at a duly called annual or special meeting of stockholders, subject to the rights of any holders of Preferred Stock. In addition, our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or any of the non-executive chairman, executive chairman or CEO.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

Subject to any preferred designation, and to the limitations and requirements set forth in the GP LLC LLCA, our directors may be removed with or without cause, but only upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, any certificate of designation pursuant to which a particular series of Preferred Stock is issued may provide holders of that series of Preferred Stock with the right to elect additional directors. Pursuant to the GP LLC LLCA, the management directors cannot be removed without cause prior to the end of two consecutive one-year terms.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of NASDAQ. The existence of authorized but unissued and unreserved common stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred Stock” and “—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We elected in our certificate of incorporation that we are not subject to Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that GP LLC, affiliates of GP LLC, and their respective direct and indirect permitted transferees (other than TPG or any of our direct and indirect subsidiaries) are not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not subject to such restrictions.

Corporate Opportunities. Our certificate of incorporation provides that we have waived certain corporate opportunities as identified in the GP LLC LLCA, such that GP LLC and the other persons specified therein shall not be liable to TPG, our affiliates or our stockholders for breach of any fiduciary duty as a stockholder or director of TPG from pursuit of such opportunities.

Advance Notice Provisions. Our bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act, which must be submitted in accordance with such rule), to provide timely notice in writing. A stockholder’s notice to our corporate secretary must be in proper written form and must set forth certain information, as required under our bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the board of directors.

Exclusive Forum. Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Our certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Additionally, our certificate of incorporation also provides that the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder; accordingly, we cannot be certain that a court would enforce such provision. Pursuant to the Exchange Act, claims arising thereunder must be brought in federal district courts of the United States of America.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our certificate of incorporation. In any case, stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.

In addition, certain provisions of the Investor Rights Agreement could have the effect of deterring or facilitating a control transaction.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our bylaws. We have entered into indemnification agreements with each of our directors and officers (as defined under Rule 16a-1(f) under the Exchange Act) that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of our directors or officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, respectively. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, except that a director or officer will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which the director or officer derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.

Listing

Our Class A common stock is listed on NASDAQ under the symbol “TPG”.

COMPARISON OF OWNERSHIP OF CLASS A COMMON STOCK AND COMMON UNITS

The table below highlights a number of the significant differences between the rights and privileges associated with ownership of Class A common stock of TPG and the Common Units. This discussion is intended to assist holders of Common Units in understanding how their investment will change if their Common Units are exchanged for Class A common stock. The following information is summary in nature and is not intended to describe all the differences between the Common Units and Class A common stock.

Class A Common Stock	Common Units
Form of Organization

TPG is a Delaware corporation.	TPG Operating Group is a Delaware limited partnership.

Management

Management of TPG is overseen by the board of directors and the Executive Committee.	A wholly owned subsidiary of TPG is the general partner of TPG Operating Group. The business, property and affairs of TPG Operating Group are managed under the sole, absolute and exclusive direction of the general partner.

Additional Equity

TPG’s authorized capital stock consists of 2,240,000,000 shares of Class A common stock, 100,000,000 shares of nonvoting Class A common stock, 750,000,000 shares of Class B common stock and 25,000,000 shares of Preferred Stock.

The authorized but unissued shares of common stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of NASDAQ.

The general partner may authorize and issue, from time to time, other units or equity securities of any type, class or series and having the designations, preferences or special rights as may be determined by the general partner. When any such other units or equity securities are authorized and issued, the TPG Operating Group Limited Partnership Agreement shall be amended by the general partner to reflect such additional issuances.

Dividends and Distributions

Holders of shares of our Class A common stock and our nonvoting Class A common stock are entitled to receive dividends when and if declared by our Executive Committee or our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Holders of Class B common stock are not entitled to dividends in respect of their shares of Class B common stock.

Our board of directors has the authority to issue Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, any sinking fund for the redemption, redemption prices, liquidation preferences and the number of shares constituting any class or

Pursuant to the TPG Operating Group Limited Partnership Agreement, the general partner has the right, in its sole discretion, to determine when distributions will be made to the partners of TPG Operating Group, and the amount of any such distributions.

Holders of Common Units are entitled to receive distributions of any cash or other property available for distribution by the partnership other than cash or other property attributable to carried interest, promote or incentive allocations that is designated by the general partner as “Promote Unit Cash or Other Property” in accordance with the TPG Operating Group Limited Partnership Agreement. If a distribution to the holders of Common Units is authorized, such distribution will be made to the partners of TPG Operating Group holding Common Units pro rata in accordance with their respective Common Unit percentage interest. In addition, the TPG Operating Group Limited Partnership

Class A Common Stock	Common Units
series, or the designation of the class or series, without the approval of our stockholders, subject to the consent of our Founders.

Agreement provides for cash distributions, which we refer to as “tax distributions”, to the partners holding Common Units in an amount that the general partner determines in its discretion will allow each partner to satisfy its estimated liability with respect to its Common Units and the period covered by such estimated tax payment (taking into account any prior distributions made by TPG Operating Group for the relevant period).

The general partner may also, in its sole discretion, make non-pro rata distributions to the partner that is a subsidiary of TPG (without distributions to the other partners) for the purpose of either (i) redeeming, repurchasing or acquiring Common Units, to the extent such distributions are used by TPG to redeem, repurchase or otherwise acquire an equal number of shares of its Class A common stock, or (ii) paying certain costs, fees and expenses of TPG.

Liquidity

Our Class A common stock is listed on the NASDAQ under the symbol “TPG.” Shares of our Class A common stock are securities and are transferable subject to the laws governing transfers of securities.

With limited exceptions (which may include exchanges if and when permitted by the Investor Rights Agreement and the Exchange Agreement), no limited partner of TPG Operating Group may transfer all or any part of its units or any right or economic interest pertaining thereto, without the prior written approval of the general partner. Any such transfers are subject to satisfying certain conditions (including prior written notice of the proposed transfer, providing the general partner with information relating to the proposed transfer and such transfer complying with all applicable laws).

Pursuant to the Exchange Agreement and subject to the Investor Rights Agreement, holders of Common Units may become eligible to effect an exchange of their Common Units for cash or, at the sole election of TPG, shares of Class A common stock of TPG on a one-for-one basis, in each case, during designated exchange windows from time-to-time.

For more information see “Exchange of Common Units.”

Fiduciary Duties of Directors/Officers/Manager/General Partner/Members

Under Delaware law, the directors and officers of TPG owe TPG and its stockholders fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.	Pursuant to the TPG Operating Group Limited Partnership Agreement, the general partner of TPG Operating Group does not have any obligations, fiduciary or otherwise, with respect to TPG Operating Group or any or all of its partners, other than those required under the Delaware Revised

Class A Common Stock	Common Units
Uniform Limited Partnership Act, set forth as Chapter 17 of Title 6 of the Delaware Code.

Director Elections; Board Vacancies

Prior to the Sunset, the Control Group has the sole ability to elect the members of our board of directors. Each director shall be elected for a term of one year and shall serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal, subject to the terms of the GP LLC LLCA, which provides that (i) each of our Founders and Mr. Winkelried will be re-elected by the Control Group at each annual meeting of stockholders until the Sunset, (ii) each of our management directors will be elected by the Control Group for at least two consecutive terms and (iii) each of our independent directors will be re-elected by the Control Group at each annual meeting of stockholders (unless removed by a majority of the Control Group for cause) until the expansion of the Control Group to five members, at which point the independent directors will be eligible for re-election by a majority of the members of the Control Group until the Sunset.

Prior to the Sunset, vacancies occurring on the board of directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, if any, shall be filled by the Control Group.

For more information see “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws.”

The general partner cannot be removed as the general partner by the limited partners, and cannot withdraw as the general partner without the consent of a majority in interest of the limited partners (except in connection with a transfer to an affiliate of TPG). No limited partners of TPG Operating Group, in their capacity as such, have any authority or right to participate in control the management of TPG Operating Group’s business or to bind TPG Operating Group it in connection with any matter.

Indemnification

Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our bylaws. We have entered into indemnification agreements with each of our directors and officers (as defined under Rule 16a-1(f) under the Exchange Act) that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of our directors or officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, respectively.	The TPG Operating Group Limited Partnership Agreement provides, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of TPG Operating Group: (i) each current or former partner or an affiliate thereof, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a partner or an affiliate thereof, (iii) each officer, director, shareholder (other than public shareholders of TPG that are not partners of TPG Operating Group), member, partner, employee, representative, agent or

Class A Common Stock	Common Units
For more information see “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”	trustee of the general partner, TPG, TPG Operating Group or an affiliate controlled thereby, and (iv) the tax matters representative of TPG Operating Group.

Voting Rights

Our Class A common stock and Class B common stock vote together as one class on all matters (including the election of directors) submitted to a vote of stockholders, except as set forth in our certificate of incorporation or required by applicable law. However, prior to the Sunset, shares of Class B common stock generally entitle their holder to ten votes per share, subject to adjustment in the event that the voting power of the Class A Free Float (as defined above) does not equal at least 5.1% of the aggregate voting power of all outstanding Class A common stock and Class B common stock voting together as of any record date for a vote of stockholders, and shares of Class A common stock generally entitle their holder to one vote per share. Consequently, the holders of our Class B common stock will generally control matters brought to stockholders for a vote, including the election of directors, prior to the Sunset. After the Sunset, shares of Class B common stock will generally entitle their holders to one vote per share.

Holders of shares of nonvoting Class A common stock have no voting rights in respect of such shares other than those voting rights required by law.

For more information see “Description of Capital Stock—Common Stock.”

Except as expressly provided in the TPG Operating Group Limited Partnership Agreement, the limited partners of TPG Operating Group have no right to vote, approve or consent to any matter or action taken by TPG Operating Group.

Special Meetings

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors or any of the non-executive chairman, executive chairman or CEO.	Limited partners of TPG Operating Group have no right under the TPG Operating Group Limited Partnership Agreement to call meetings of the partners.

Action By Written Consent

Our certificate of incorporation provides that prior to the Sunset, stockholders may act by written consent instead of a meeting for any action required or permitted to be taken by the stockholders at a duly called annual or special meeting of stockholders, subject to the rights of any holders of Preferred Stock.

From and after the Sunset, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Any action required or permitted to be taken by the partners pursuant to the TPG Operating Group Limited Partnership Agreement will be taken if all partners whose consent is required consent thereto or provide ratification in writing.

Class A Common Stock	Common Units
Amendment to Governance Documents

Our certificate of incorporation can only be amended if such amendment is approved by our board of directors and, except as described below, by the holders of a majority of the voting power of the outstanding shares of common stock of TPG.

Except as described below, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class.

Prior to the Sunset, our certificate of incorporation and bylaws may not be amended without the prior approval of GP LLC.

The TPG Operating Group Limited Partnership Agreement may be amended at any time and from time to time by the general partner; provided that no amendment may adversely modify in any material respect the units (or the rights, preferences or privileges of the units) of TPG Operating Group or the rights then held by any partners in any materially disproportionate manner to those then held by any other partners, without the prior written consent of a majority in interest of the similarly disproportionately affected partner or partners; provided, further, that no amendment may adversely affect the rights of an API Entity Representative (as defined in the applicable partnership agreement of Alabama Investments (Parallel), LP, Alabama Investments (Parallel) Founder A, LP, or Alabama Investments (Parallel) Founder G, LP), without the prior written consent of such API Entity Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Asset Sales, Mergers and Consolidations

Subject to certain limitations described in “Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws,” TPG may merge, consolidate, exchange or otherwise dispose of all or substantially all of its assets if such transaction is approved by the board of directors and the holders of a majority of outstanding stock of TPG entitled to vote thereon.	The general partner of TPG Operating Group may merge, consolidate or sell, exchange or otherwise dispose of all or substantially all of its assets, in a single transaction or a series of related transactions, without the consent of its limited partners.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income and estate tax consequences of the ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with non-U.S., state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

You should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock, the excess will be treated as gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined herein) below under “—Additional Withholding Requirements.” However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and additional withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

In a situation in the first bullet point or the third bullet point immediately above, a non-U.S. holder will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

Exchange of Common Units

The exchange of Common Units for Class A common stock will be taxable for U.S. federal income tax purposes. The U.S. federal income tax rules applicable to such an exchange are complex, and the tax consequences to holders who exchange their Common Units will depend on their particular situations. Holders who exchange their Common Units should consult their own tax advisors about such tax consequences.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 53,004,985 shares of our Class A common stock to holders of up to an equal number of Common Units. The shares of our Class A common stock registered under this prospectus will only be issued to the extent that holders of the Common Units exchange such Common Units for our Class A common stock pursuant to the Exchange Agreement. We will not receive any cash proceeds from the issuance of any of our Class A common stock upon an exchange of Common Units, but we will indirectly acquire the Common Units exchanged for our Class A common stock that we issue to an exchanging holder.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus.

EXPERTS

The financial statements of TPG Inc. incorporated by reference in this Prospectus and the effectiveness of TPG Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The audited consolidated financial statements of AG Partner Investments, L.P. included in Exhibit 99.2 of TPG Inc.’s Current Report on Form 8-K dated November 2, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an estimate of the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us.

SEC registration fee	$382,884
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous expenses	12,116

Total	$495,000

Item 15.	Indemnification of Directors and Officers.

The registrant is governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The registrant’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The registrant has entered into indemnification agreements with each of its directors and officers (as defined under Rule 16a-1(f) under the Exchange Act). These agreements, among other things, require the registrant to indemnify each director and Section 16 officer to the fullest extent permitted by Delaware law, including indemnification of expenses, such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or Section 16 officer in any action or proceeding, including any action or proceeding by or in right of the registrant, arising out of the person’s services as a director or Section 16 officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer for violations of the director’s or officer’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors and officers for unlawful payments of dividends of unlawful stock purchases or redemptions, or (iv) for any transaction from which a director or officer derived an improper personal benefit.

The registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the registrant with respect to indemnification payments that it may make to such directors and officers.

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement or incorporated by reference herein.

Exhibit No.	Description
3.1*	Restated Certificate of Incorporation of TPG Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 13, 2023).

3.2*	Certificate of Amendment of Restated Certificate of Incorporation of TPG Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 6, 2024).

3.3*	Amended and Restated Bylaws of TPG Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed on June 12, 2023).

4.1*	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on February 23, 2024).

5.1	Opinion of Weil, Gotshal & Manges LLP.

22.1*	List of Notes Issuer and Guarantor Subsidiaries, Senior and Subordinated Notes (incorporated by reference to Exhibit 22.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 8, 2024).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table.

*	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 13, 2024.

TPG INC.

By:	/s/ Jon Winkelried
Name: Jon Winkelried
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Jon Winkelried, Jack Weingart and Bradford Berenson, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including all post-effective amendments) to this Registration Statement on Form S-3, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 13, 2024.

Signature	Title

/s/ David Bonderman David Bonderman	Founder Partner, Non-Executive Chairman and Director

/s/ James G. Coulter James G. Coulter	Founder Partner, Executive Chairman and Director

/s/ Jon Winkelried Jon Winkelried	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jack Weingart Jack Weingart	Chief Financial Officer and Director (Principal Financial Officer)

/s/ Martin Davidson Martin Davidson	Chief Accounting Officer (Principal Accounting Officer)

/s/ Todd Sisitsky Todd Sisitsky	Director

Signature	Title

/s/ Anilu Vazquez-Ubarri Anilu Vazquez-Ubarri	Director

/s/ Joshua Baumgarten Joshua Baumgarten	Director

/s/ Maya Chorengel Maya Chorengel	Director

/s/ Jonathan Coslet Jonathan Coslet	Director

/s/ Kelvin Davis Kelvin Davis	Director

/s/ Nehal Raj Nehal Raj	Director

/s/ Jeffrey Rhodes Jeffrey Rhodes	Director

/s/ Ganen Sarvananthan Ganen Sarvananthan	Director

/s/ David Trujillo David Trujillo	Director

/s/ Gunther Bright Gunther Bright	Director

/s/ Mary Cranston Mary Cranston	Director

/s/ Deborah M. Messemer Deborah M. Messemer	Director